EXHIBIT 10.1

AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Release" or “Agreement”) is made and entered into this 1st day of March, 2021 by and between and The Chemours Company (“Chemours” or "Employer" or “Company”) and E. Bryan Snell ("Employee"), in connection with Employee's Special Assignment and separation of employment with Employer, effective July 2, 2021 (the “Separation Date”).

In consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

1.

In full and final settlement of any claims and demands for relief which may be asserted by Employee against Employer, its predecessors, successors and assigns, and the Employer’s directors, officers, agents, attorneys and representatives, and in exchange for the promises and obligations of the Employee as set forth in this Release, and particularly the obligations described in Paragraphs 2 and 3, Employer will make the following lump sum payments and consulting arrangements to Employee:

a.

Retain Employee as an employee until July 2, 2021. During this time, Employee agrees to perform work as requested including knowledge transfer to Ed Sparks, and to be on Special Assignment from March 1, 2021 through July 2, 2021 taking direction from Ed Sparks;

b.	Retain Employee as a Consultant as outlined in the attached Exhibit B, for $18,333.33 per month at no more than 4 days per month from July 3, 2021 through December 31, 2021.
c.	Make cash payments totaling $600,000 in two installments as follows: a cash payment of $300,000 to be made on or before January 31, 2022 and a cash payment of $300,000 on or before January 31, 2023.
d.

Any payments under this Section shall be subject to applicable federal, state, or local withholding, taxes, or other deductions or withholdings required by law or Employer’s Employee Welfare Benefits Plan, if any, and shall be payable in accordance with Employer’s ordinary payroll practices. Employee will be separately notified of Employee’s rights to benefits continuation pursuant to COBRA and entirely responsible for timely signing up, paying premiums and meeting associated deadlines for the COBRA option.

2.

NON-COMPETE AGREEMENT. Employee agrees that for the period of July 2, 2021 until January 31, 2023, Employee will not accept employment and will not engage in activities which are entirely or in part the same as, or similar to, activities in which he engaged as Senior Vice President with the Company for any person, company or entity in connection with products or services (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products or services (existing or planned) of the Company at any time during the twenty four (24) months preceding termination of employment.  In particular, Employee agrees to refrain from entering into an employment or consulting relationship with

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DuPont or Corteva, or the following direct competitors of Chemours: Tronox, Venator, Lomon Billons, Kronos, Ineos, Honeywell, Arkema, or Solvay.
3.

NON-SOLICITATION. For a period of two years following the termination of Employee’s employment and consulting agreement, Employee will not hire, recruit, solicit or induce any employee of the Company who possesses confidential information of the Company to terminate his or her employment with the Company and/or to seek employment with her new or prospective employer.

4.

Unless Employee first obtains Chemours’ written consent, Employee will not disclose or use at any time any trade secret, technical or nontechnical confidential information, or confidential business information of Chemours of which he became or becomes aware either before or after Employee’s departure from Chemours, except where such disclosure is required by law.

5.	Employee agrees to sign and comply with the Certificate of Compliance attached hereto as Exhibit A and made a part hereof regarding the return of Company information.
6.

No Additional Benefits. Other than those payments and benefits described in this Agreement and the Consulting Agreement attached as Exhibit B, which shall be paid subject to the terms and conditions of this Agreement, Employee acknowledges and agrees that Employee is not entitled to any additional payments or benefits in connection with termination of Employee’s employment with Employer, including without limitation, the accrual of any additional benefits.

7.

Employee, on behalf of himself and his heirs, successors and assigns, agrees that, in the event incurs any tax liability resulting from any payments described herein, he shall be solely responsible for such taxes and shall indemnify and hold Employer harmless from such taxes, interest and penalties.

8.

Duty of Cooperation. Employee agrees to reasonably cooperate with Employer and to provide all information and sign any corporate records and instruments that Employer may reasonably request with respect to any matter involving Employee’s employment relationship with Employer, the work Employee has performed, or present or former employees of Employer, including but not limited to any litigation with respect to such matters.

9.

Acknowledgement No Claim for Wages or Compensation or FMLA leave. Except for any payment referenced in Section 1 above, Employee acknowledges that Employee has been paid in full all compensation and benefits due to Employee as of the date of Employee’s signature on this Agreement including, but not limited to, having received all wages, overtime, meal and rest break pay, salary, expense reimbursement, penalty, bonus or other compensation of any kind which Employee is due or to which Employee believes Employee may be entitled. To the extent permitted by law, Employee waives any claim for wages, salary, reimbursement, penalty, bonus or other compensation earned or accrued through the date Employee signs this Agreement. Employee further warrants that, if applicable, Employee has exercised without interference all leave rights available to Employee under the Family and Medical Leave Act.

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10.

Age Discrimination Release Notification. This Agreement includes a release of all charges and claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to 29 U.S.C. § 626(f), Employee acknowledges that:

(a)	Employee is releasing claims Employee may have under the ADEA;
(b)	Employee has read and fully understands the terms of this Agreement;
(c)	Employee has agreed to execute this Agreement knowingly and voluntarily;
(d)

As with any legal document, Employee is advised to consult with an attorney of Employee’s own choosing and to discuss all aspects of this Agreement with an attorney of Employee’s own choosing before signing this Agreement;

(e)	Employee is releasing only those claims arising prior to the date of the effectiveness of this release;
(f)

Employee may sign at any time, but acknowledges that Employee has twenty-one (21) days in which to consider this release of claims under the ADEA, which Employee acknowledges to be a reasonable and sufficient period of time for review, deliberation, and negotiation;

(g)	Employee has full knowledge of the implications of such settlement and release of claims; and
(h)

Employee may revoke Employee’s release of claims under the ADEA for a period of seven (7) days from the date of Employee’s execution of the Agreement by delivering a written notice of revocation to Employer, to Susan Kelliher, Senior Vice President, People, Environment, Safety & Health, 1007 Market Street, Wilmington DE 19898 or Susan.Kelliher@chemours.com.

(i)	This Agreement is not effective until the revocation period has passed.

10.

Unconditional General Release. Except as specifically provided elsewhere in this Agreement, in consideration of the benefits to Employee in this Agreement, the adequacy of which is hereby acknowledged, and as a material inducement to Employee to enter into this Agreement, Employee agrees for Employee’s heirs and personal or legal representatives, that by Employee’s signature, Employee is forever giving up and waiving any claims, whether known or unknown, Employee ever has had or may have against Employer, for any personal or monetary relief that is based, in whole or in part, on conduct that occurred by Employer on or before the date Employee signs this Agreement. Employee represents and warrants that Employee has no suits, claims, charges, complaints except as specifically provided elsewhere in this Agreement, in consideration of the benefits to Employee in this Agreement, the adequacy of which is hereby acknowledged, and as a material inducement to Employee to enter into this Agreement, Employee agrees for Employee’s heirs and personal or legal representatives, that by Employee’s signature, Employee is forever giving up and waiving any claims, whether known or unknown, Employee ever has had or may have against Employer, for any personal or monetary relief that

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EXHIBIT 10.1

is based, in whole or in part, on conduct that occurred by Employer on or before the date Employee signs this Agreement.
11.

By waiving and giving up such claims Employee understands that Employee is releasing Employer from any liability or obligation for any expense, damage, or loss Employee did or might claim based on, among other things, the following: (a) Employee’s employment with Employer or the termination of that employment; (b) any Employer policy, practice, contract, agreement, promise, publication, or other communication; (c) any tort or personal injury; (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (e) any laws governing employment discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”);The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act; The Equal Pay Act; The Sarbanes-Oxley Act retaliation provisions; The False Claims Act retaliation provisions; The Dodd-Frank Wall Street Reform and Consumer Protection Act retaliation provisions; The Older Worker Benefit Protection Act; and any similar federal, state, or local law or ordinance; (f) any claim of retaliation based on any federal, state, or local law or ordinance; (g) any laws or agreements that provide for punitive, exemplary or statutory damages; (h) any implied contract, covenant of good faith and fair dealing, or violation of public policy or claims that Employee was fraudulently induced to enter into this Agreement; interference with business opportunity or contracts, negligence, misrepresentation, fraud, detrimental reliance, personal injury, assault, battery, defamation, false light, invasion of privacy, infliction of emotional distress, retaliation, constructive discharge, or wrongful discharge; (i) any other federal, state or local law or ordinance relating to employment or benefits associated with employment; and (j) any laws or agreements that provide for payment of attorneys’ fees, costs or expenses.

12.

Claims Not Waived and Cooperation with Governmental Entities. This Agreement does not waive any claim for breach of this Agreement or claims that Employee may have that by law cannot be waived or released. Employee is not waiving any rights he may have to: (a) his own vested or accrued employee benefits under Employer’s health, welfare, or retirement plans as of July 1, 2021; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission’s whistleblower program, or any other bounty program for which recovery cannot be waived as a matter of law; (d) pursue claims which by law cannot be waived by signing this Agreement; (e) enforce this Agreement; and/or (f) challenge the validity of this Agreement. Further, notwithstanding any other provision of this Agreement (including the non-disparagement provision and confidentiality provision), Employee may file a charge, or cooperate with any government agency (including but not limited to the Equal Employment Opportunity Commission (“EEOC”)) for claims not covered in this release, although this Agreement does prohibit Employee from obtaining any personal or monetary relief for Employee based on such a charge or based on Employee’s providing information to or cooperating with the EEOC or any other governmental agency or demands of any kind whatsoever currently pending against Chemours with any local, state, or federal court or any governmental, administrative, investigative, civil rights or other agency or board.

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13.

Non-Admission. Employee understands and agrees that Employer expressly denies any liability or any wrongdoing in connection with Employee’s separation from employment or in connection with any dispute Employee may have with or about Employer. Employee further understands and agrees that Employer expressly denies any responsibility for any injury or loss Employee has or may allege.

14.

Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under this Agreement will be payable until Employee has a “separation from service” from Employer within the meaning of Section 409A of the Internal Revenue Code (the “Code”). For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Anything to the contrary in this Agreement notwithstanding, all benefits or payments provided by Employer to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

15.

Severability. If any portion or clause of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion or clause shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

16.	No Assignment of Claims Released. Employee represents that Employee has not assigned, given or sold any portion of any claim represented to be released in this Agreement to anyone else.
17.

Governing Law and Venue. This Agreement shall be interpreted in accordance with the laws of the State of Delaware. Any dispute or controversy related to, or arising from, this Agreement shall be brought exclusively in the state or federal court located in New Castle County, Delaware.  Employee submits to personal jurisdiction in these courts.

18.

DTSA Notification. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

19.

Effect of Agreement. Each of the Parties to this Agreement represents and warrants to the other that, except for the obligations contained in this Agreement, the Consulting Agreement and the Certificate of Compliance, there are no other obligations of any kind between the parties. Employee agrees that in executing this Agreement Employee does not rely upon and has not relied upon any representation or statement not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement. Employee represents that Employee has carefully read the Agreement, that Employee has been fully and fairly advised as to its terms and that Employee executes this Agreement as Employee’s own free act and deed.

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20.	This Agreement is binding upon and its benefits accrue to the parties hereto and their respective successors, executors, administrators, and permitted assigns.
21.

Employee expressly agrees that this consideration is adequate to support this Agreement. For the avoidance of doubt, if Employee revokes or does not timely return the executed Agreement, Employee shall not be entitled to the payments and benefits set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto, have executed this Agreement on the date(s) set forth below, intending to be legally bound hereby.

_/s/ E. Bryan Snell__________________________

E. Bryan Snell

Date: _March 2, 2021__________

FOR: The Chemours Company

_/s/ Susan Kelliher__________________________

Date: _March 2, 2021___________

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EXHIBIT “A”

THE CHEMOURS COMPANY

Certificate of Compliance

This to certify that in connection with the termination of my employment with The Chemours Company, I do not have in my possession, nor have I have failed to return, any records, documents, laboratory notebooks, data, specifications, materials, drawings, blueprints, reproductions, sketches, notes, reports, proposals, customer lists, computer software (including source or object code listings therefor), documentation accompanying computer software, flow charts, data structures, data files, algorithms, programs structures and logic, prototypes and like items or copies of the foregoing or any other documents, materials or written or computerized information belonging to The Chemours Company or to any of its subsidiaries, joint ventures, or affiliated companies, or to their clients, customers, or licensees.

I further state that I have been advised that I am obligated to preserve in confidence and not use for my own benefit or for the benefit of any third party (including any future employer or client) any and all confidential and proprietary company information that I learned about during my employment with the company, including any such information relating to trade secrets; research initiatives and projects; manufacturing and research processes and methods; experimental and test results; computer software and code; data or information relating to company’s products or services; mailing lists; cost and pricing information; lists of customers or prospective customers; marketing or strategy information; competitive intelligence; employee compensation information; and including any such confidential or proprietary information pertaining to any of company’s subsidiaries, joint ventures, suppliers, customers, consultants or licensees. I understand that this Certificate of Compliance is not to be construed as a substitute for my Employment Agreement and that to the extent that I have obligations under such an agreement, I hereby state and affirm that I intend to comply with those obligations.

ACKNOWLEDGED AND AGREED this ______ day of ______, 2021

____________________________________________________________

E. Bryan Snell

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EXHIBIT B to the AGREEMENT and RELEASE: Consulting Agreement for Private Consulting Activities

The Chemours Company FC, LLC (hereinafter "COMPANY") and E. Bryan Snell (hereinafter "CONSULTANT") agree that CONSULTANT will advise COMPANY on matters relating to his previous role as President, Chemours Titanium Technologies according to the following terms and conditions (“this Agreement”):

1.

Consulting Services. CONSULTANT's responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as "Services"):  Advice, counsel, assistance and/or advocacy with Titanium Technologies issues as requested by Ed Sparks.

CONSULTANT shall perform the Services only upon COMPANY's request and after the scope of the Services has been approved by COMPANY.  The Services may be performed via telephone and digitally and may include meetings with personnel and other consultants at times and locations to be mutually agreed upon.

2.	Compensation. In consideration for CONSULTANT's services hereunder, COMPANY shall pay CONSULTANT as follows:

a.	$18,333.33 per month for up to a maximum of 4 days per month
b.

Pre-approved, reasonable out-of-pocket expenses (upon presentation of appropriate receipts) incurred by CONSULTANT, including all travel, food and lodging, in connection with the Services provided hereunder.

Payment shall be made within sixty days (60) days of receipt of an invoice of itemized services and submission of appropriate vouchers and receipts as may be reasonably necessary to substantiate CONSULTANT's out-of-pocket expenses. Any reimbursements that constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (i) such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (ii) any right to such reimbursements will not be subject to liquidation or exchange for another benefit, and (iii) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.  COMPANY and CONSULTANT anticipate that the average level of services provided by CONSUTLANT pursuant to this Agreement will not be more than 20% of the average level of services CONSULTANT provided to COMPANY while employed by COMPANY.

CONSULTANT shall not be paid and is not entitled to employee benefits, vacation, holiday or sick time during the term of Agreement.  In the event of premature termination of the Agreement COMPANY shall pay CONSULTANT for the Services performed and expenses incurred through the date of termination.

3.

Term and Termination.  This Agreement shall be effective upon full execution of this Agreement and continue for a period of six months beginning July3, 2021 through December 31, 2021, to be extended at COMPANY’s discretion on a month-to-month basis, not to exceed 24 months.

Either party may terminate this Agreement with or without cause at any time after the initial 6 month commitment, but CONSULTANT understand he continues to be bound by the terms of his Agreement and Release (which includes this Consulting Agreement as Exhibit B) and agrees to refrain from entering into an employment or consulting relationship with and competitor, including DuPont or Corteva, or the following direct competitors of Chemours:  Tronox, Venator, Lomon Billons, Kronos, Ineos, Honeywell, Arkema, or Solvay until after January 31, 2023.  Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto or in connection therewith. Any written agreements altering the term and/or conditions of this agreement must be reviewed and approved in advance by the Senior Vice

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President, People Team and EHS&S Susan Kelliher.

4.	Confidential Information

4a.

With respect to any Company information shared with CONSULTANT pursuant to this agreement, or information of a technical or business information of a proprietary or confidential nature which CONSULTANT may consult or obtain from COMPANY under this Agreement, or which is developed by CONSULTANT as a result of CONSULTANT's Services hereunder (all of such information being referred to hereinafter as "Company Information"), it is understood that until the Company Information in question has been disclosed by COMPANY to the public generally or until COMPANY grants CONSULTANT specific written approval to deal otherwise with Company Information, CONSULTANT will:

i)	treat and maintain all Company Information as confidential;

ii)	not use any Company Information except as and to the extent necessary for the aforesaid consulting tasks; and

iii)	not disclose any Company Information to any third party without prior written approval from COMPANY: and

iv)	Upon a conclusion of this Agreement CONSULTANT shall promptly return all Confidential Information.

4b.

Consultant’s obligations set forth in this Section 4 shall not apply with respect to any portion of the Company Information that is required to be disclosed in response to a valid order by a court or other governmental body, or as otherwise required by law.

5.

Computer Access.  If CONSULTANT will be provided access to COMPANY’s computer systems, CONSULTANT shall execute and comply with the "Chemours Electronic Access Agreement" or other appropriate agreement.

6.

Privacy.  If any personal information (i.e., information that can reveal the identity of a person) will be transferred to or processed by CONSULTANT, CONSULTANT shall execute and comply with COMPANY’s "Data Transfer Agreement".  Any personal information provided by one Party to the other may only be used in connection with this Agreement and may not be used for direct marketing or transferred to any third party.

7.

Records Retention and Audits.  CONSULTANT shall maintain, in secure locations (to prevent destruction and unauthorized access) and in accordance with Generally Accepted Accounting Principles and Practices and statutory requirements, records sufficient to document all charges.  Upon notice from COMPANY, CONSULTANT shall provide COMPANY (and its accountants and auditors) with access to such records (except for records regarding CONSULTANT’S internal costs) to determine if the charges are accurate according to this Agreement and to otherwise audit compliance with this Agreement

8.

Compliance.  In the performance of the Services hereunder, CONSULTANT shall comply with all applicable federal, state and local laws, regulations and guidelines.  CONSULTANT shall also comply with COMPANY's polices and Code of Conduct when performing duties for COMPANY.

9.

Independent Contractor.  CONSULTANT's status under this Agreement is that of an independent contractor.  CONSULTANT shall not be deemed an employee, agent, partner or joint venturer of COMPANY for any purpose whatsoever, and CONSULTANT shall have no authority to bind or act on behalf of COMPANY.  This Agreement shall not entitle CONSULTANT to participate in any benefit plan or program

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of COMPANY. CONSULTANT shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of income and, if applicable, self-employment tax.

10.

Assignment.  CONSULTANT may not assign this Agreement or any interest herein, or delegate any of its duties hereunder, to any third party without COMPANY's prior written consent, which consent is within COMPANY's sole discretion to grant or withhold.  Any attempted assignment or delegation without such consent shall be null and void.

11.

Indemnification.  The D&O Indemnification Agreement most recently signed at the time of this consulting agreement between E Bryan Snell and Chemours, is incorporated by reference herein, and shall apply to Services specifically requested and authorized under this Agreement.

12.

Liability. (a) Except as provided in clause (b):  (i) neither Party shall be liable to the other Party under this Agreement for any indirect, incidental, special, consequential or punitive damages; and (ii) the aggregate liability of either Party to the other Party for damages under this Agreement shall not exceed $250,000 or the aggregate charges under this Agreement, whichever is greater.

(b)The limitations of liability in clause (a) shall not apply to:  (i) breach of the "Confidential Information" Section by CONSULTANT or the obligations of either Party pursuant to the "Indemnification" Section.

13.

Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the consulting matters herein contained.  This agreement may be modified only by written agreement signed by the parties.

14.

Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules. Each Party consents to the exclusive jurisdiction of, and service of process by, the United States District Court for Delaware or the state courts of Delaware with respect to this Agreement.

For: The Chemours Company

By:  _/s/ Susan Kelliher_____________________ Date:  _March 2, 2021_

E. Bryan Snell

By:  _/s/ E. Bryan Snell_____________________ Date:  _March 2, 2021_